EXHIBIT (c)(v)

Queensland State Accounts for the Quarter Ended December 31, 2006

Queensland State Accounts

December Quarter 2006

Queensland Government

Office of the Government Statistician

For further information

CONTACT	ENQUIRIES

Sylvia Sivo	Concepts and Interpretation
Kathleen Mckinnon	Data and Compilation

EMAIL

qsa@treasury.qld.gov.au

Websites

www.oesr.qld.gov.au

or

www.treasury.qld.gov.au

Electronic Subscription Information:	Rinie Klein
Office of the Government Statistician
Level 8
33 Charlotte Street
Brisbane Q 4000

	Telephone:	(07) 3224 5326
	Facsimile:	(07) 3220 0831
	E-mail	qsa@treasury.qld.gov.au

© The State of Queensland (Queensland Treasury)

2007

Copyright protects this publication. Except for purposes permitted under the Copyright Act, reproduction by whatever means is prohibited without the prior written permission of the Under Treasurer

ISSN 1321-2338

Queensland State Accounts, December Quarter 2006

Chart 1

Gross State Product

(quarterly % change, CVM, trend)

Table I

Percentage Change in Gross State/Domestic Product

Chain volume measures (reference year 2004-05)

	Queensland(a)	Rest of Australia (a)	Australia (b)
TREND
Sep qtr 06 to Dec qtr 06	0.9	0.5	0.6
Dec qtr 05 to Dec qtr 06	5.3	1.7	2.4

ORIGINAL
Year-average (c)	4.8	1.9	2.4

(a)	Source Office of the Government Statistician, Queensland State Accounts
(b)	Source: ABS 5206.0
(c)	Reference quarter and the three preceding quarters compared with the same period a year earlier

December Quarter 2006 – Main Features

Quarterly Results

■	Queensland recorded real trend growth in gross state product (GSP) of 0.9 per cent in December quarter 2006, a strong result in comparison to the 0.5 per cent recorded for the Rest of Australia.

■	Domestic economic activity continued to support Queensland’s growth, with gross state expenditure up 0.8 per cent and contributing 0.8 percentage point to economic growth. This was driven by growth across all three components of domestic expenditure; household final consumption, public final demand and private investment.

■	Household final consumption expenditure rose 0.8 per cent and contributed 0.4 percentage point to GSP growth.

■	Public final demand rose 1.1 per cent in December quarter 2006 and contributed 0.3 percentage point to GSP growth. This was driven by strong growth in general government gross fixed capital formation (up 7.8 per cent) and moderate growth in public enterprises gross fixed capital formation (up 0.7 per cent).

■	Private gross fixed capital formation increased by 0.7 per cent in the quarter and contributed 0.2 percentage point to growth in GSP. This was underpinned by continued growth in investment in dwellings (up 1.9 per cent) and other buildings and structures (up 6.8 per cent). These increases offset a 3.3 per cent decline in machinery and equipment gross fixed capital formation.

■	Net exports contributed 0.1 percentage point to GSP growth. This was driven by a decline in interstate imports (down 2.6 per cent) which offset an increase in overseas imports (up 2.3 per cent). Exports of goods and services overseas and interstate showed signs of improvement, recording increases of 0.1 per cent and 0.2 per cent respectively.

Queensland State Accounts, December Quarter 2006

Annual Results

■	The Queensland economy recorded a robust 5.3 per cent growth in real trend terms over the year to December quarter 2006, compared with the Rest of Australia which recorded modest growth of 1.7 per cent.

■	Private gross fixed capital formation increased 8.9 per cent and was the largest contributor (2.3 percentage points) to GSP growth in Queensland over the year to December quarter 2006. This was underpinned by rises in the three major components; with other buildings and structures up 24.9 per cent, machinery and equipment up 5.8 per cent and private dwellings up 5.7 per cent.

■	Household final consumption expenditure was the second largest contributor to Queensland’s growth (up 3.2 per cent) and contributed 1.9 percentage points to economic growth.

■	Net exports detracted 0.6 percentage point from GSP growth over the year to December quarter 2006; an improvement on the 1.7 percentage point detraction from growth recorded over the year to September quarter 2006. The improvement in net exports reflects a slowing of growth in imports (up 1.5 per cent over the year to December quarter 2006, in contrast to the 4.7 per cent increase over the year to September quarter 2006).

Chart 2: Gross State/Rest of Australia Product

(annual % change, CVM, trend)

Chart 3: Contribution to Growth, Queensland

(annual % point contribution, CVM, trend)

Queensland State Accounts, December Quarter 2006

Expenditure on GSP – Key Points

Household Final Consumption Expenditure

■	Queensland household final consumption expenditure rose 0.7 per cent in real trend terms in December quarter 2006, and 3.2 per cent over the year to December quarter 2006.

Chart 4: Household Final Consumption Expenditure

(quarterly % change, CVM, trend)

Dwelling Investment

■	Queensland’s dwelling investment increased by 1.9 per cent in the December quarter (Rest of Australia up 1.7 percent).

Chart 5: Dwelling Investment

(quarterly % change, CVM, trend)

Queensland State Accounts, December Quarter 2006

Business Investment

■	Queensland business investment (defined as other buildings and structures, machinery and equipment) rose 0.9 per cent in the December quarter. This was driven by continued strong growth in other buildings and structures (up 6.8 per cent) which more than offset a decline in machinery and equipment investment (down 3.3 per cent). In contrast, business investment for the Rest of Australia declined 0.4 per cent in December quarter 2006.

Chart 6: Business Investment

(quarterly % change, CVM, trend)

Public Final Demand

■	Public final demand continued to rise in the December quarter (up 1.1 per cent) driven by a 4.5 per cent rise in public investment.

■	Sustained growth in public investment reflects a strong increase in general government gross fixed capital formation (up 7.8 per cent) and moderate growth in public enterprises gross fixed capital formation (up 0.7 per cent).

Chart 7: Public Final Demand

(quarterly % change, CVM, trend)

Queensland State Accounts, December Quarter 2006

Net Exports

■	Net exports of goods and services contributed 0.1 percentage point to Queensland’s GSP growth in December quarter 2006, due to a decline in imports and a slight increase in exports. In comparison, net exports for the Rest of Australia detracted 0.6 percentage point from growth in the December quarter.

■	Total imports into Queensland experienced a 0.2 per cent decline in December quarter 2006, due to a decline in imports of goods and services interstate (down 2.6 per cent) more than offsetting an increase in imports of overseas goods and services (up 2.3 per cent).

■	Exports of goods and services showed signs of improvement in the December quarter, rising 0.1 per cent following declines in the previous two quarters. Overseas exports rose slightly (up 0.1 per cent), with increases in overseas exports of tourism (up 3.2 per cent) and further increases in overseas coal exports (up 0.8 per cent) and meat exports (up 1.8 per cent). These gains offset decreases in non-ferrous metals (down 1.8 per cent) and other overseas exports (down 0.2 per cent).

■	In annual terms, net exports detracted 0.6 percentage point from GSP growth. This reflected growth in imports (up 1.5 per cent) and a small fall in exports (down 0.3 per cent) over the year to December quarter 2006. Import growth was mainly driven by overseas imports of machinery transport and equipment and road vehicles (up 13.5 per cent), reflecting strong private and public investment spending. In comparison, net exports detracted 1.2 percentage points from economic growth for the Rest of Australia over the year to December quarter 2006.

Chart 8: Exports, Imports and Net Exports, Contribution to Growth, Queensland

(quarterly % point contribution, CVM, trend)

v

Queensland State Accounts, December Quarter 2006

Growth Composition

Chart 9: Contribution to Growth, Queensland

(quarterly % point contribution, CVM, trend)

■	Chart 9 shows that gross state expenditure contributed 0.8 percentage point to Queensland economic growth in December quarter 2006 while net exports contributed 0.1 percentage point, resulting in a 0.9 per cent growth in GSP for Queensland.

■	Gross Rest of Australia expenditure contributed 1.1 percentage points to the Rest of Australia’s economic growth in December quarter 2006, while net exports detracted 0.6 percentage point, resulting in a 0.5 per cent growth in Gross Rest of Australia product (see Chart 10).

Chart 10: Contribution to Growth, Rest of Australia

(quarterly % point contribution, CVM, trend)

Queensland State Accounts, December Quarter 2006

Summary Tables

Table II

Changes and Contribution to Growth, Quarterly, Trend, Chain Volume Measures (a)

	Queensland		Rest of Australia (b)
	Quarterly % change Sep-06 to Dec-06	% point contribution to growth in GSP Sep-06 to Dec-06	Quarterly % change Sep-06 to Dec-06	% point contribution to growth in GSP Sep-06 to Dec-06
Final consumption expenditure
Households	0.8	0.4	0.9	0.5
General government	-0.2	0.0	0.6	0.1

Gross fixed capital formation
Private	0.7	0.2	-0.2	0.0
Dwellings	1.9	0.2	1.7	0.1
Other buildings and structures	6.8	0.4	1.0	0.1
Machinery and equipment	-3.3	-0.3	-1.5	-0.1
Public enterprises	0.7	0.0	0.5	0.0
General government	7.8	0.3	5.4	0.1

Changes in inventories	n.a.	-0.1	n.a.	0.2

Gross state expenditure	0.8	0.8	1.1	1.1
Exports of goods and services overseas	0.1	0.0	0.9	0.2
Exports of goods and services interstate	0.2	0.0	-2.6	-0.1
less Imports of goods and services overseas	2.3	0.4	2.7	0.6
less Imports of goods and services interstate	-2.6	-0.5	0.2	0.0

Gross state product	0.9	0.9	0.5	0.5

n.a.	not applicable
(a)	Chain volume measure reference year 2004-05.
(b)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

With respect to the real trend quarterly changes and contributions to growth in December quarter 2006:

■	Household final consumption expenditure in Queensland rose 0.8 per cent and contributed 0.4 percentage point to overall growth, compared with growth of 0.9 per cent for the Rest of Australia.

■	Growth in private gross fixed capital formation eased to 0.7 per cent following 1.4 per cent growth in the September quarter. This was underpinned by continued growth in investment in dwellings (up 1.9 per cent) and other buildings and structures (up 6.8 per cent). These increases offset a 3.3 per cent decline in machinery and equipment gross fixed capital formation.

■	Public investment increased by 4.5 per cent in December quarter 2006, reflecting higher investment by both general government (up 7.8 per cent) and public enterprises (up 0.7 per cent).

■	Queensland’s exports of goods and services overseas grew by 0.1 per cent; an improvement on the consecutive declines recorded for the previous two quarters. The Rest of Australia recorded a similar result, with exports of goods and services up 0.9 per cent in the December quarter.

■	Total imports fell 0.2 per cent, due to a 2.6 per cent decline in interstate imports offsetting a 2.3 per cent increase in overseas imports. This overall decline in imports was the main driver behind net exports contributing 0.1 percentage point to growth in Queensland in December quarter 2006.

Queensland State Accounts, December Quarter 2006

Table III

Changes and Contribution to Growth, Annual, Trend, Chain Volume Measures (a)

	Queensland		Rest of Australia (b)
	Annual % change Dec-05 to Dec-06	% point contribution to growth in GSP Dec-05 to Dec-06	Annual % change Dec-05 to Dec-06	% point contribution to growth in GSP Dec-05 to Dec-06
Final consumption expenditure
Households	3.2	1.9	3.4	2.0
General government	3.8	0.6	3.7	0.7

Gross fixed capital formation
Private	8.9	2.3	-0.2	0.0
Dwellings	5.7	0.5	2.9	0.2
Other buildings and structures	24.9	1.5	5.0	0.3
Machinery and equipment	5.8	0.5	-5.9	-0.5

Public enterprises	28.4	0.7	-0.8	0.0
General government	27.7	0.9	16.7	0.3

Changes in inventories	n.a.	-0.6	n.a.	-0.4

Gross state expenditure	5.5	5.9	2.9	2.9

Exports of goods and services overseas	-0.4	-0.1	5.7	1.0
Exports of goods and services interstate	0.1	0.0	-2.4	-0.1
less Imports of goods and services overseas	5.6	1.0	9.2	2.1
less Imports of goods and services interstate	-2.4	-0.5	0.1	0.0

Gross state product	5.3	5.3	1.7	1.7

n.a.	not applicable
(a)	Chain volume measure reference year 2004-05.
(b)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

With respect to the real trend annual changes and contributions to growth for Queensland over the year to December quarter 2006:

■	Household final consumption expenditure increased 3.2 per cent, compared with 3.4 per cent growth recorded for the Rest of Australia.

■	Private gross fixed capital formation increased 8.9 per cent, making it the largest contributor to Queensland’s annual economic growth at 2.3 percentage points. Strong growth was recorded in other buildings and structures (up 24.9 per cent), together with growth in machinery and equipment investment (up 5.8 per cent) and dwelling investment (up 5.7 per cent). In comparison, private investment for the Rest of Australia decreased by 0.2 per cent over the year due to a decline in investment in machinery and equipment (down 5.9 per cent) more than offsetting increases in other buildings and structures (up 5 per cent) and private dwellings investment (up 2.9 per cent).

■	Public final demand again rose strongly (up 9.8 per cent), after a record high over the year to September quarter 2006 (up 10.9 per cent). This was largely underpinned by public investment, with public enterprises capital formation rising 28.4 per cent and investment by general government increasing 27.7 per cent. Additionally, general government final public consumption increased by 3.8 per cent over the year to December quarter 2006.

■	Net exports detracted 0.6 percentage point from Queensland’s economic growth, which represents an improvement on the 1.7 percentage point detraction from growth over the year to September quarter 2006. In comparison, net exports detracted 1.2 percentage points from growth for the Rest of Australia over the year to December quarter 2006.

Queensland State Accounts, December Quarter 2006

Table IV

Changes and Contribution to Growth, Quarterly, Trend, Current Prices

	Queensland		Rest of Australia (a)
	Quarterly % change Sep-06 to Dec-06	% point contribution to growth in GSP Sep-06 to Dec-06	Quarterly % change Sep-06 to Dec-06	% point contribution to growth in GSP Sep-06 to Dec-06
Compensation of employees	2.3	1.0	1.8	0.9
Gross operating surplus and mixed income	1.2	0.5	1.6	0.7
Gross state product at factor cost	1.7	1.5	1.8	1.6
Taxes less subsidies on production and imports	3.0	0.3	0.8	0.1
Gross state product	2.0	2.0	1.8	1.8

Final consumption expenditure
Households	0.9	0.5	1.5	0.8
General government	0.3	0.1	1.9	0.3

Gross fixed capital formation
Private	1.9	0.5	0.6	0.1
Dwellings	2.5	0.2	2.5	0.1
Other buildings and structures	8.5	0.6	2.9	0.2
Machinery and equipment	-3.6	-0.3	-2.4	-0.2

Public enterprise	3.7	0.1	3.6	0.1
General government	8.5	0.3	5.9	0.1

Changes in inventories	n.a.	0.2	n.a.	0.2

Gross state expenditure	1.9	1.9	1.9	1.9

Exports of goods and services overseas	-0.8	-0.2	1.9	0.4
Exports of goods and services interstate	0.7	0.1	-2.5	-0.1
less Imports of goods and services overseas	1.4	0.2	1.5	0.3
less Imports of goods and services interstate	-2.5	-0.4	0.7	0.0

Gross state product	2.0	2.0	1.8	1.8

n.a.	not applicable
(a)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

With respect to the current price trend quarterly changes and contributions to growth in December quarter 2006:

■	Compensation of employees increased 2.3 per cent in Queensland, well above growth of 1.8 per cent for the Rest of Australia.

■	Gross operating surplus and mixed income increased 1.2 per cent in Queensland, compared with higher growth of 1.6 per cent for the Rest of Australia.

■	Exports of goods and services overseas declined 0.8 per cent in the quarter. The goods component of overseas exports fell 1.6 per cent with mixed outcomes in the major categories of goods exports. The nominal value of coal exports fell by 3.6 per cent, which more than offset higher exports of non-ferrous metals (up 4.6 per cent) and meat (up 2.1 per cent). The decline in the nominal value of coal exports was driven by weaker coal prices (down 4.4 per cent) in the December quarter.

■	Imports of goods and services overseas increased 1.4 per cent in the December quarter, driven by an increase in overseas goods imports. Overseas imports of machinery, transport equipment and road motor vehicles were up 4.9 per cent, while overseas imports of services other than tourism were up 2.2 per cent.

Queensland State Accounts, December Quarter 2006

Table V

Changes and Contribution to Growth, Annual, Trend, Current Prices

	Queensland		Rest of Australia (a)
	Annual % change Dec-05 to Dec-06	% point contribution to growth in GSP Dec-05 to Dec-06	Annual % change Dec-05 to Dec-06	% point contribution to growth in GSP Dec-05 to Dec-06
Compensation of employees	10.2	4.7	6.7	3.2
Gross operating surplus and mixed income	8.1	3.6	6.1	2.5
Gross state product at factor cost	9.2	8.2	6.5	5.7
Taxes less subsidies on production and imports	11.8	1.2	4.6	0.5
Gross state product	10.0	10.0	6.8	6.8

Final consumption expenditure
Households	5.8	3.3	6.1	3.5
General government	9.7	1.6	8.6	1.6

Gross fixed capital formation
Private	13.0	3.3	2.8	0.6
Dwellings	8.9	0.7	6.3	0.4
Other buildings and structures	34.9	2.1	12.1	0.7
Machinery and equipment	4.1	0.3	-8.0	-0.6

Public enterprise	47.9	1.2	7.2	0.1
General government	32.7	1.0	17.6	0.3

Changes in inventories	n.a.	0.0	n.a.	-0.6

Gross state expenditure	10.1	10.5	6.0	6.1

Exports of goods and services overseas	2.1	0.5	15.5	3.0
Exports of goods and services interstate	5.4	0.5	0.7	0.0
less Imports of goods and services overseas	7.4	1.3	9.9	2.2
less Imports of goods and services interstate	0.7	0.1	5.4	0.1

Gross state product	10.0	10.0	6.8	6.8

n.a.	not applicable
(a)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

With respect to the current price annual changes and contributions to growth over the year to December quarter 2006:

■	Queensland recorded annual growth in nominal GSP of 10.0 per cent. This was 3.2 percentage points higher than the 6.8 per cent current price growth for the Rest of Australia.

■	Compensation of employees rose 10.2 per cent in Queensland compared with lower growth of 6.7 per cent for the Rest of Australia.

■	Queensland gross operating surplus and mixed income rose 8.1 per cent compared with 6.1 per cent growth for the Rest of Australia.

■	Queensland exports of goods and services overseas increased 2.1 per cent in annual terms. This reflected growth in both overseas tourism services exports (up 21.1 per cent) and overseas services exports excluding tourism (up 12.3 per cent), which combined to offset a slight decline in overseas goods exports (down 0.7 per cent). There were mixed outcomes in the major categories of overseas goods exports with increases in non-ferrous metals (up 31.7 per cent) and meat (up 7.0 per cent) and lower exports of coal (down 12.9 per cent).

■	Overseas imports into Queensland rose 7.4 per cent, with increases in both goods and services imports. Imports of overseas tourism services rose 11.4 per cent, while imports of services (excluding tourism) rose 10.8 per cent. Overseas imports of goods were up 6.3 per cent.

x

Queensland State Accounts, December Quarter 2006

Queensland State Accounts – Tables
Table	Domestic Production Accounts – Queensland	Page
1	Trend, chain volume measures, $m	1
2	Trend, chain volume measures, quarterly % change	3
3	Trend, chain volume measures, quarterly contribution to growth, % point	5
4	Trend, chain volume measures, annual % change – quarterly	7
5	Trend, chain volume measures, annual contribution to growth - quarterly, % point	9
	Explanatory Notes	11

Additional tables available on the Internet

URL: http://www.oesr.qld.gov.au/releases/qsatables/

Domestic Production Accounts – Queensland
6	Seasonally adjusted, chain volume measures, $m
7	Seasonally adjusted, chain volume measures, quarterly % change
8	Seasonally adjusted, chain volume measures, annual % change - quarterly
9	Original, chain volume measures, $m
10	Original, chain volume measures, annual % change - quarterly
11	Trend, current prices, $m
12	Trend, current prices, quarterly % change
13	Trend, current prices, quarterly contribution to growth, % point
14	Seasonally adjusted, current prices, $m
15	Seasonally adjusted, current prices, quarterly % change
16	Seasonally adjusted, current prices, quarterly contribution to growth, % point
17	Original, current prices, $m
18	Original, current prices, annual % change – quarterly
19	Trend, implicit price deflators, 2004-05 = 100
20	Original, implicit price deflators, 2004-05 = 100

Domestic Production Accounts - Rest of Australia
21	Trend, chain volume measures, $m
22	Trend, chain volume measures, quarterly % change
23	Seasonally adjusted, chain volume measures, $m
24	Original, chain volume measures, $m
25	Trend, current prices, $m
26	Original, current prices, $m
27	Trend, implicit price deflators, 2004-05 = 100

The Queensland State Accounts, including previous issues, additional tables and the complete time series for Queensland and the Rest of Australia, are available through the Office of Economic and Statistical Research website, at: http://www.oesr.qld.gov.au/releases/qsatables/.

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 1

(Trend, chain volume measure1, $m)

	2003-4			2004-5				2005-6				2006-7
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure	22,542	23,085	23,420	23,599	23,792	24,051	24,410	24,722	24,936	25,120	25,318	25,530	25,726
Internal consumption expenditure	21,597	22,106	22,458	22,657	22,839	23,076	23,438	23,769	23,976	24,104	24,251	24,428	24,609
Non-tourism	20,727	21,240	21,604	21,794	21,976	22,234	22,624	22,983	23,185	23,308	23,464	23,627	23,775
Tourism	870	866	854	863	863	842	814	786	791	796	787	801	834
External consumption expenditure	945	979	962	942	953	975	972	953	960	1,016	1,067	1,102	1,117
Imports of tourism services, overseas	324	361	385	402	416	426	427	423	425	437	452	460	461
Imports of tourism services, interstate	621	618	577	540	537	549	545	530	535	579	615	642	656

General government final consumption expenditure	6,571	6,618	6,693	6,796	6,870	6,906	6,935	6,986	7,100	7,251	7,352	7,384	7,371
National	2,292	2,292	2,323	2,382	2,431	2,448	2,448	2,453	2,477	2,529	2,581	2,612	2,626
State and local	4,279	4,326	4,370	4,414	4,439	4,458	4,487	4,533	4,623	4,722	4,771	4,772	4,745

Private gross fixed capital formation	9,312	9,589	9,758	9,828	9,931	10,083	10,360	10,755	11,169	11,585	11,912	12,079	12,158
Dwellings	3,512	3,603	3,612	3,605	3,635	3,674	3,724	3,724	3,689	3,683	3,744	3,826	3,900
Other buildings and structures	1,698	1,780	1,834	1,864	1,892	1,956	2,127	2,323	2,473	2,574	2,710	2,894	3,090
Machinery and equipment	2,586	2,739	2,950	3,071	3,136	3,173	3,227	3,425	3,701	3,983	4,110	4,052	3,917
Livestock	216	224	218	221	222	223	224	225	232	227	201	166	136
Intangible fixed assets	276	282	286	292	299	305	309	317	329	342	351	357	361
Ownership transfer costs	1,024	961	858	775	747	752	749	741	745	776	796	784	754

Public enterprises gross fixed capital formation	518	565	658	764	841	866	891	950	1,058	1,188	1,291	1,348	1,358
Commonwealth	121	136	161	176	173	162	161	175	196	212	218	220	217
State and local	397	429	497	588	668	704	730	775	862	976	1,073	1,128	1,141

General government gross fixed capital formation	1,098	1,148	1,141	1,115	1,128	1,195	1,268	1,317	1,295	1,295	1,398	1,534	1,654
National	167	174	163	145	136	140	145	142	135	133	143	158	171
State and local	931	974	978	970	992	1,055	1,123	1,175	1,160	1,162	1,255	1,376	1,483

Change in inventories	256	173	106	85	127	178	202	191	126	46	-33	-98	-130
Statistical discrepancy (E)	16	42	70	70	48	-9	-58	-77	-70	-67	-60	-37	-26

Gross state expenditure	40,313	41,220	41,846	42,257	42,737	43,270	44,008	44,844	45,614	46,418	47,178	47,740	48,111

Exports of goods and services	11,745	11,850	11,881	12,022	12,236	12,308	12,238	12,224	12,302	12,348	12,303	12,255	12,271

Exports of goods and services, overseas	7,894	8,069	8,145	8,274	8,461	8,555	8,553	8,578	8,664	8,710	8,661	8,622	8,630
Exports of goods, overseas	6,286	6,421	6,476	6,576	6,752	6,839	6,824	6,844	6,894	6,881	6,775	6,683	6,655
Exports of services, less tourism services, overseas	1,006	1,026	1,029	1,030	1,021	1,025	1,052	1,083	1,116	1,150	1,175	1,197	1,209
Exports of tourism services, overseas	602	622	640	668	688	691	677	651	654	679	711	742	766

Exports of goods and services, interstate	3,851	3,781	3,736	3,748	3,775	3,753	3,685	3,646	3,638	3,638	3,642	3,633	3,641
Exports of goods, interstate	2,622	2,545	2,448	2,411	2,447	2,495	2,510	2,517	2,506	2,483	2,475	2,481	2,507
Exports of services, less tourism services, interstate	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate	1,229	1,236	1,288	1,337	1,328	1,258	1,175	1,129	1,132	1,155	1,167	1,152	1,134
less Imports of goods and services	13,644	14,138	14,382	14,480	14,559	14,580	14,790	15,240	15,696	15,952	16,012	15,959	15,934

less Imports of goods and services, overseas	6,025	6,382	6,713	6,941	7,098	7,222	7,323	7,499	7,684	7,750	7,813	7,928	8,112
less Imports of goods, overseas	4,443	4,714	5,008	5,205	5,321	5,408	5,493	5,666	5,837	5,871	5,886	5,953	6,097
less Imports of services, less tourism services, overseas	1,258	1,307	1,320	1,334	1,361	1,388	1,403	1,410	1,422	1,442	1,475	1,515	1,554
less Imports of tourism services, overseas	324	361	385	402	416	426	427	423	425	437	452	460	461

less Imports of goods and services, interstate	7,619	7,756	7,669	7,539	7,461	7,358	7,467	7,741	8,012	8,202	8,199	8,031	7,822
less Imports of goods, interstate	6,998	7,138	7,092	6,999	6,924	6,809	6,922	7,211	7,477	7,623	7,584	7,389	7,166
less Imports of services, less tourism services, interstate	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate	621	618	577	540	537	549	545	530	535	579	615	642	656

Expenditure on gross state product	38,414	38,932	39,345	39,799	40,414	40,998	41,456	41,828	42,220	42,814	43,469	44,036	44,448

Notes: 1. Chain volume measure reference year 2004-05

TABLE 1

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 2

(Trend, chain volume measure1, quarterly percentage change, %)

	Change from last quarter
	2003-4			2004-5				2005-6				2006-7
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure	3.4	2.4	1.5	0.8	0.8	1.1	1.5	1.3	0.9	0.7	0.8	0.8	0.8
Internal consumption expenditure	3.2	2.4	1.6	0.9	0.8	1.0	1.6	1.4	0.9	0.5	0.6	0.7	0.7
Non-tourism	3.4	2.5	1.7	0.9	0.8	1.2	1.8	1.6	0.9	0.5	0.7	0.7	0.6
Tourism	-0.6	-0.5	-1.4	1.1	0.0	-2.4	-3.3	-3.4	0.6	0.6	-1.1	1.8	4.1
External consumption expenditure	7.5	3.6	-1.7	-2.1	1.2	2.3	-0.3	-2.0	0.7	5.8	5.0	3.3	1.4
Imports of tourism services, overseas	15.3	11.4	6.6	4.4	3.5	2.4	0.2	-0.9	0.5	2.8	3.4	1.8	0.2
Imports of tourism services, interstate	3.8	-0.5	-6.6	-6.4	-0.6	2.2	-0.7	-2.8	0.9	8.2	6.2	4.4	2.2

General government final consumption expenditure	0.7	0.7	1.1	1.5	1.1	0.5	0.4	0.7	1.6	2.1	1.4	0.4	-0.2
National	0.2	0.0	1.4	2.5	2.1	0.7	0.0	0.2	1.0	2.1	2.1	1.2	0.5
State and local	1.0	1.1	1.0	1.0	0.6	0.4	0.7	1.0	2.0	2.1	1.0	0.0	-0.6

Private gross fixed capital formation	3.3	3.0	1.8	0.7	1.0	1.5	2.7	3.8	3.8	3.7	2.8	1.4	0.7
Dwellings	3.9	2.6	0.2	-0.2	0.8	1.1	1.4	0.0	-0.9	-0.2	1.7	2.2	1.9
Other buildings and structures	2.8	4.8	3.0	1.6	1.5	3.4	8.7	9.2	6.5	4.1	5.3	6.8	6.8
Machinery and equipment	3.0	5.9	7.7	4.1	2.1	1.2	1.7	6.1	8.1	7.6	3.2	-1.4	-3.3
Livestock	20.7	3.7	-2.7	1.4	0.5	0.5	0.4	0.4	3.1	-2.2	-11.5	-17.4	-18.1
Intangible fixed assets	2.2	2.2	1.4	2.1	2.4	2.0	1.3	2.6	3.8	4.0	2.6	1.7	1.1
Ownership transfer costs	0.3	-6.2	-10.7	-9.7	-3.6	0.7	-0.4	-1.1	0.5	4.2	2.6	-1.5	-3.8

Public enterprises gross fixed capital formation	-1.1	9.1	16.5	16.1	10.1	3.0	2.9	6.6	11.4	12.3	8.7	4.4	0.7
Commonwealth	-4.0	12.4	18.4	9.3	-1.7	-6.4	-0.6	8.7	12.0	8.2	2.8	0.9	-1.4
State and local	-0.3	8.1	15.9	18.3	13.6	5.4	3.7	6.2	11.2	13.2	9.9	5.1	1.2

General government gross fixed capital formation	8.0	4.6	-0.6	-2.3	1.2	5.9	6.1	3.9	-1.7	0.0	8.0	9.7	7.8
National	12.1	4.2	-6.3	-11.0	-6.2	2.9	3.6	-2.1	-4.9	-1.5	7.5	10.5	8.2
State and local	7.3	4.6	0.4	-0.8	2.3	6.4	6.4	4.6	-1.3	0.2	8.0	9.6	7.8

Gross state expenditure	2.8	2.2	1.5	1.0	1.1	1.2	1.7	1.9	1.7	1.8	1.6	1.2	0.8

Exports of goods and services	0.4	0.9	0.3	1.2	1.8	0.6	-0.6	-0.1	0.6	0.4	-0.4	-0.4	0.1

Exports of goods and services, overseas	1.2	2.2	0.9	1.6	2.3	1.1	0.0	0.3	1.0	0.5	-0.6	-0.5	0.1
Exports of goods, overseas	0.9	2.1	0.9	1.5	2.7	1.3	-0.2	0.3	0.7	-0.2	-1.5	-1.4	-0.4
Exports of services, less tourism services, overseas	2.1	2.0	0.3	0.1	-0.9	0.4	2.6	2.9	3.0	3.0	2.2	1.9	1.0
Exports of tourism services, overseas	3.1	3.3	2.9	4.4	3.0	0.4	-2.0	-3.8	0.5	3.8	4.7	4.4	3.2

Exports of goods and services, interstate	-1.1	-1.8	-1.2	0.3	0.7	-0.6	-1.8	-1.1	-0.2	0.0	0.1	-0.2	0.2
Exports of goods, interstate	0.5	-2.9	-3.8	-1.5	1.5	2.0	0.6	0.3	-0.4	-0.9	-0.3	0.2	1.0
Exports of services, less tourism services, interstate	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate	-4.3	0.6	4.2	3.8	-0.7	-5.3	-6.6	-3.9	0.3	2.0	1.0	-1.3	-1.6
less Imports of goods and services	5.6	3.6	1.7	0.7	0.5	0.1	1.4	3.0	3.0	1.6	0.4	-0.3	-0.2
less Imports of goods and services, overseas	6.0	5.9	5.2	3.4	2.3	1.7	1.4	2.4	2.5	0.9	0.8	1.5	2.3
less Imports of goods, overseas	5.3	6.1	6.2	3.9	2.2	1.6	1.6	3.1	3.0	0.6	0.3	1.1	2.4
less Imports of services, less tourism services, overseas	6.3	3.9	1.0	1.1	2.0	2.0	1.1	0.5	0.9	1.4	2.3	2.7	2.6
less Imports of tourism services, overseas	15.3	11.4	6.6	4.4	3.5	2.4	0.2	-0.9	0.5	2.8	3.4	1.8	0.2
less Imports of goods and services, interstate	5.2	1.8	-1.1	-1.7	-1.0	-1.4	1.5	3.7	3.5	2.4	0.0	-2.0	-2.6
less Imports of goods, interstate	5.3	2.0	-0.6	-1.3	-1.1	-1.7	1.7	4.2	3.7	2.0	-0.5	-2.6	-3.0
less Imports of services, less tourism services, interstate	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate	3.8	-0.5	-6.6	-6.4	-0.6	2.2	-0.7	-2.8	0.9	8.2	6.2	4.4	2.2
Expenditure on gross state product	1.2	1.3	1.1	1.2	1.5	1.4	1.1	0.9	0.9	1.4	1.5	1.3	0.9

Notes: 1. Chain volume measure reference year 2004-05

TABLE 2

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 3

(Trend, chain volume measure1, quarterly contributions to growth, %)

	Change from last quarter
	2003-4			2004-5				2005-6				2006-7
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure	1.9	1.4	0.9	0.5	0.5	0.6	0.9	0.8	0.5	0.4	0.5	0.5	0.4
Internal consumption expenditure	1.8	1.3	0.9	0.5	0.5	0.6	0.9	0.8	0.5	0.3	0.3	0.4	0.4
Non-tourism	1.8	1.3	0.9	0.5	0.5	0.6	1.0	0.9	0.5	0.3	0.4	0.4	0.3
Tourism	0.0	0.0	0.0	0.0	0.0	-0.1	-0.1	-0.1	0.0	0.0	0.0	0.0	0.1
External consumption expenditure	0.2	0.1	0.0	-0.1	0.0	0.1	0.0	0.0	0.0	0.1	0.1	0.1	0.0
Imports of tourism services, overseas	0.1	0.1	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Imports of tourism services, interstate	0.1	0.0	-0.1	-0.1	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.0

General government final consumption expenditure	0.1	0.1	0.2	0.3	0.2	0.1	0.1	0.1	0.3	0.4	0.2	0.1	0.0
National	0.0	0.0	0.1	0.1	0.1	0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.0
State and local	0.1	0.1	0.1	0.1	0.1	0.0	0.1	0.1	0.2	0.2	0.1	0.0	-0.1

Private gross fixed capital formation	0.8	0.7	0.4	0.2	0.3	0.4	0.7	1.0	1.0	1.0	0.8	0.4	0.2
Dwellings	0.3	0.2	0.0	0.0	0.1	0.1	0.1	0.0	-0.1	0.0	0.1	0.2	0.2
Other buildings and structures	0.1	0.2	0.1	0.1	0.1	0.2	0.4	0.5	0.4	0.2	0.3	0.4	0.4
Machinery and equipment	0.2	0.4	0.5	0.3	0.2	0.1	0.1	0.5	0.7	0.7	0.3	-0.1	-0.3
Livestock	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	-0.1	-0.1	-0.1
Intangible fixed assets	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Ownership transfer costs	0.0	-0.2	-0.3	-0.2	-0.1	0.0	0.0	0.0	0.0	0.1	0.0	0.0	-0.1

Public enterprises gross fixed capital formation	0.0	0.1	0.2	0.3	0.2	0.1	0.1	0.1	0.3	0.3	0.2	0.1	0.0
Commonwealth	0.0	0.0	0.1	0.0	0.0	0.0	0.0	0.0	0.1	0.0	0.0	0.0	0.0
State and local	0.0	0.1	0.2	0.2	0.2	0.1	0.1	0.1	0.2	0.3	0.2	0.1	0.0

General government gross fixed capital formation	0.2	0.1	0.0	-0.1	0.0	0.2	0.2	0.1	-0.1	0.0	0.2	0.3	0.3
National	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
State and local	0.2	0.1	0.0	0.0	0.1	0.2	0.2	0.1	0.0	0.0	0.2	0.3	0.2

Change in inventories	-0.2	-0.2	-0.2	-0.1	0.1	0.1	0.1	0.0	-0.2	-0.2	-0.2	-0.1	-0.1
Statistical discrepancy (E)	0.1	0.1	0.1	0.0	-0.1	-0.1	-0.1	0.0	0.0	0.0	0.0	0.1	0.0

Gross state expenditure	2.9	2.4	1.6	1.0	1.2	1.3	1.8	2.0	1.8	1.9	1.8	1.3	0.8

Exports of goods and services	0.1	0.3	0.1	0.4	0.5	0.2	-0.2	0.0	0.2	0.1	-0.1	-0.1	0.0
Exports of goods and services, overseas	0.3	0.5	0.2	0.3	0.5	0.2	0.0	0.1	0.2	0.1	-0.1	-0.1	0.0
Exports of goods, overseas	0.1	0.4	0.1	0.3	0.4	0.2	0.0	0.0	0.1	0.0	-0.2	-0.2	-0.1
Exports of services, less tourism services, overseas	0.1	0.1	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.1	0.1	0.0
Exports of tourism services, overseas	0.0	0.1	0.0	0.1	0.1	0.0	0.0	-0.1	0.0	0.1	0.1	0.1	0.1

Exports of goods and services, interstate	-0.1	-0.2	-0.1	0.0	0.1	-0.1	-0.2	-0.1	0.0	0.0	0.0	0.0	0.0
Exports of goods, interstate	0.0	-0.2	-0.2	-0.1	0.1	0.1	0.0	0.0	0.0	-0.1	0.0	0.0	0.1
Exports of services, less tourism services, interstate	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate	-0.1	0.0	0.1	0.1	0.0	-0.2	-0.2	-0.1	0.0	0.1	0.0	0.0	0.0
less Imports of goods and services	1.9	1.3	0.6	0.2	0.2	0.1	0.5	1.1	1.1	0.6	0.1	-0.1	-0.1
less Imports of goods and services, overseas	0.9	0.9	0.9	0.6	0.4	0.3	0.2	0.4	0.4	0.2	0.1	0.3	0.4
less Imports of goods, overseas	0.6	0.7	0.8	0.5	0.3	0.2	0.2	0.4	0.4	0.1	0.0	0.2	0.3
less Imports of services, less tourism services, overseas	0.2	0.1	0.0	0.0	0.1	0.1	0.0	0.0	0.0	0.0	0.1	0.1	0.1
less Imports of tourism services, overseas	0.1	0.1	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

less Imports of goods and services, interstate	1.0	0.4	-0.2	-0.3	-0.2	-0.3	0.3	0.7	0.6	0.5	0.0	-0.4	-0.5
less Imports of goods, interstate	0.9	0.4	-0.1	-0.2	-0.2	-0.3	0.3	0.7	0.6	0.3	-0.1	-0.4	-0.5
less Imports of services, less tourism services, interstate	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate	0.1	0.0	-0.1	-0.1	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.0

Expenditure on gross state product	1.2	1.3	1.1	1.2	1.5	1.4	1.1	0.9	0.9	1.4	1.5	1.3	0.9

Notes: 1. Chain volume measure reference year 2004-05

TABLE 3

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 4

(Trend, chain volume measure1, annual percentage change - quarterly, %)

	Change from same quarter last year
	2003-4			2004-5				2005-6				2006-7
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure	10.4	12.2	11.1	8.2	5.5	4.2	4.2	4.8	4.8	4.4	3.7	3.3	3.2
Internal consumption expenditure	9.7	11.5	10.8	8.3	5.8	4.4	4.4	4.9	5.0	4.5	3.5	2.8	2.6
Non-tourism	10.1	11.9	11.2	8.7	6.0	4.7	4.7	5.5	5.5	4.8	3.7	2.8	2.5
Tourism	0.5	1.1	-0.1	-1.4	-0.8	-2.8	-4.7	-8.9	-8.3	-5.5	-3.3	1.9	5.4
External consumption expenditure	31.4	33.2	21.2	7.2	0.8	-0.4	1.0	1.2	0.7	4.2	9.8	15.6	16.4
Imports of tourism services, overseas	35.6	51.0	53.4	43.1	28.4	18.0	10.9	5.2	2.2	2.6	5.9	8.7	8.5
Imports of tourism services, interstate	29.4	24.6	6.3	-9.7	-13.5	-11.2	-5.5	-1.9	-0.4	5.5	12.8	21.1	22.6

General government final consumption expenditure	5.6	4.4	3.7	4.2	4.6	4.4	3.6	2.8	3.3	5.0	6.0	5.7	3.8
National	7.7	4.8	3.1	4.1	6.1	6.8	5.4	3.0	1.9	3.3	5.4	6.5	6.0
State and local	4.6	4.2	4.1	4.2	3.7	3.1	2.7	2.7	4.1	5.9	6.3	5.3	2.6

Private gross fixed capital formation	7.8	10.1	11.2	9.1	6.6	5.2	6.2	9.4	12.5	14.9	15.0	12.3	8.9
Dwellings	4.6	8.4	9.5	6.7	3.5	2.0	3.1	3.3	1.5	0.2	0.5	2.7	5.7
Other buildings and structures	-4.5	4.2	11.2	12.9	11.4	9.9	16.0	24.6	30.7	31.6	27.4	24.6	24.9
Machinery and equipment	13.4	13.0	19.2	22.4	21.3	15.8	9.4	11.5	18.0	25.5	27.4	18.3	5.8
Livestock	166.7	173.2	73.0	23.5	2.8	-0.4	2.8	1.8	4.5	1.8	-10.3	-26.2	-41.4
Intangible fixed assets	4.2	6.0	7.5	8.1	8.3	8.2	8.0	8.6	10.0	12.1	13.6	12.6	9.7
Ownership transfer costs	17.3	6.3	-10.9	-24.1	-27.1	-21.7	-12.7	-4.4	-0.3	3.2	6.3	5.8	1.2

Public enterprises gross fixed capital formation	-20.9	-4.9	18.3	45.8	62.4	53.3	35.4	24.3	25.8	37.2	44.9	41.9	28.4
Commonwealth	4.3	6.2	22.0	39.7	43.0	19.1	0.0	-0.6	13.3	30.9	35.4	25.7	10.7
State and local	-26.3	-7.9	17.2	47.7	68.3	64.1	46.9	31.8	29.0	38.6	47.0	45.5	32.4

General government gross fixed capital formation	0.6	12.5	16.7	9.6	2.7	4.1	11.1	18.1	14.8	8.4	10.3	16.5	27.7
National	23.7	29.9	19.9	-2.7	-18.6	-19.5	-11.0	-2.1	-0.7	-5.0	-1.4	11.3	26.7
State and local	-2.6	9.9	16.2	11.8	6.6	8.3	14.8	21.1	16.9	10.1	11.8	17.1	27.8

Gross state expenditure	9.2	10.7	10.0	7.8	6.0	5.0	5.2	6.1	6.7	7.3	7.2	6.5	5.5

Exports of goods and services	-0.4	-0.2	0.9	2.8	4.2	3.9	3.0	1.7	0.5	0.3	0.5	0.3	-0.3

Exports of goods and services, overseas	-1.6	0.1	3.0	6.1	7.2	6.0	5.0	3.7	2.4	1.8	1.3	0.5	-0.4
Exports of goods, overseas	-2.3	-0.9	2.2	5.6	7.4	6.5	5.4	4.1	2.1	0.6	-0.7	-2.4	-3.5
Exports of services, less tourism services, overseas	0.3	2.3	4.0	4.6	1.5	-0.1	2.2	5.1	9.3	12.2	11.7	10.5	8.3
Exports of tourism services, overseas	2.6	6.7	10.7	14.4	14.3	11.1	5.8	-2.5	-4.9	-1.7	5.0	14.0	17.1

Exports of goods and services, interstate	2.2	-0.7	-3.6	-3.7	-2.0	-0.7	-1.4	-2.7	-3.6	-3.1	-1.2	-0.4	0.1
Exports of goods, interstate	6.7	3.9	-3.4	-7.6	-6.7	-2.0	2.5	4.4	2.4	-0.5	-1.4	-1.4	0.0
Exports of services, less tourism services, interstate	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate	-6.1	-9.1	-3.8	4.1	8.1	1.8	-8.8	-15.6	-14.8	-8.2	-0.7	2.0	0.2
less Imports of goods and services	17.0	19.8	17.6	12.0	6.7	3.1	2.8	5.2	7.8	9.4	8.3	4.7	1.5

less Imports of goods and services, overseas	16.5	20.4	23.4	22.1	17.8	13.2	9.1	8.0	8.3	7.3	6.7	5.7	5.6
less Imports of goods, overseas	15.3	18.6	23.1	23.4	19.8	14.7	9.7	8.9	9.7	8.6	7.2	5.1	4.5
less Imports of services, less tourism services, overseas	16.7	20.2	17.9	12.8	8.2	6.2	6.3	5.7	4.5	3.9	5.1	7.4	9.3
less Imports of tourism services, overseas	35.6	51.0	53.4	43.1	28.4	18.0	10.9	5.2	2.2	2.6	5.9	8.7	8.5

less Imports of goods and services, interstate	17.5	19.2	13.0	4.1	-2.1	-5.1	-2.6	2.7	7.4	11.5	9.8	3.7	-2.4
less Imports of goods, interstate	16.5	18.8	13.6	5.3	-1.1	-4.6	-2.4	3.0	8.0	12.0	9.6	2.5	-4.2
less Imports of services, less tourism services, interstate	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate	29.4	24.6	6.3	-9.7	-13.5	-11.2	-5.5	-1.9	-0.4	5.5	12.8	21.1	22.6

Expenditure on gross state product	3.7	4.4	4.7	4.8	5.2	5.3	5.4	5.1	4.5	4.4	4.9	5.3	5.3

Notes: 1. Chain volume measure reference year 2004-05

TABLE 4

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 5

(Trend, chain volume measure1, annual contribution to growths - quarterly, %)

	Change from same quarter last year
	2003-4			2004-5				2005-6				2006-7
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure	5.7	6.8	6.2	4.7	3.3	2.5	2.5	2.8	2.8	2.6	2.2	1.9	1.9
Internal consumption expenditure	5.1	6.1	5.8	4.5	3.2	2.5	2.5	2.8	2.8	2.5	2.0	1.6	1.5
Non-tourism	5.1	6.1	5.8	4.6	3.3	2.6	2.6	3.0	3.0	2.6	2.0	1.5	1.4
Tourism	0.0	0.0	0.0	0.0	0.0	-0.1	-0.1	-0.2	-0.2	-0.1	-0.1	0.0	0.1
External consumption expenditure	0.6	0.7	0.4	0.2	0.0	0.0	0.0	0.0	0.0	0.1	0.2	0.4	0.4
Imports of tourism services, overseas	0.2	0.3	0.4	0.3	0.2	0.2	0.1	0.1	0.0	0.0	0.1	0.1	0.1
Imports of tourism services, interstate	0.4	0.3	0.1	-0.2	-0.2	-0.2	-0.1	0.0	0.0	0.1	0.2	0.3	0.3

General government final consumption expenditure	0.9	0.8	0.6	0.7	0.8	0.7	0.6	0.5	0.6	0.8	1.0	1.0	0.6
National	0.4	0.3	0.2	0.2	0.4	0.4	0.3	0.2	0.1	0.2	0.3	0.4	0.4
State and local	0.5	0.5	0.5	0.5	0.4	0.3	0.3	0.3	0.5	0.6	0.7	0.6	0.3

Private gross fixed capital formation	1.8	2.4	2.6	2.2	1.6	1.3	1.5	2.3	3.1	3.7	3.7	3.2	2.3
Dwellings	0.4	0.7	0.8	0.6	0.3	0.2	0.3	0.3	0.1	0.0	0.0	0.2	0.5
Other buildings and structures	-0.2	0.2	0.5	0.6	0.5	0.5	0.7	1.2	1.4	1.5	1.4	1.4	1.5
Machinery and equipment	0.8	0.8	1.3	1.5	1.4	1.1	0.7	0.9	1.4	2.0	2.1	1.5	0.5
Livestock	0.4	0.4	0.2	0.1	0.0	0.0	0.0	0.0	0.0	0.0	-0.1	-0.1	-0.2
Intangible fixed assets	0.0	0.0	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Ownership transfer costs	0.4	0.2	-0.3	-0.6	-0.7	-0.5	-0.3	-0.1	0.0	0.1	0.1	0.1	0.0

Public enterprises gross fixed capital formation	-0.4	-0.1	0.3	0.6	0.8	0.8	0.6	0.5	0.5	0.8	1.0	1.0	0.7
Commonwealth	0.0	0.0	0.1	0.1	0.1	0.1	0.0	0.0	0.1	0.1	0.1	0.1	0.0
State and local	-0.4	-0.1	0.2	0.5	0.7	0.7	0.6	0.5	0.5	0.7	0.8	0.8	0.7

General government gross fixed capital formation	0.0	0.3	0.4	0.3	0.1	0.1	0.3	0.5	0.4	0.2	0.3	0.5	0.9
National	0.1	0.1	0.1	0.0	-0.1	-0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.1
State and local	-0.1	0.2	0.4	0.3	0.2	0.2	0.4	0.5	0.4	0.3	0.3	0.5	0.8

Change in inventories	0.9	0.3	-0.4	-0.6	-0.3	0.0	0.2	0.3	0.0	-0.3	-0.6	-0.7	-0.6
Statistical discrepancy (E)	0.1	0.3	0.3	0.2	0.1	-0.1	-0.3	-0.4	-0.3	-0.1	0.0	0.1	0.1

Gross state expenditure	9.2	10.7	10.2	8.0	6.3	5.3	5.5	6.5	7.1	7.7	7.6	6.9	5.9

Exports of goods and services	-0.1	-0.1	0.3	0.9	1.3	1.2	0.9	0.5	0.2	0.1	0.2	0.1	-0.1

Exports of goods and services, overseas	-0.4	0.0	0.6	1.3	1.5	1.2	1.0	0.8	0.5	0.4	0.3	0.1	-0.1
Exports of goods, overseas	-0.4	-0.2	0.4	0.9	1.2	1.1	0.9	0.7	0.4	0.1	-0.1	-0.4	-0.6
Exports of services, less tourism services, overseas	0.0	0.1	0.1	0.1	0.0	0.0	0.1	0.1	0.2	0.3	0.3	0.3	0.2
Exports of tourism services, overseas	0.0	0.1	0.2	0.2	0.2	0.2	0.1	0.0	-0.1	0.0	0.1	0.2	0.3

Exports of goods and services, interstate	0.2	-0.1	-0.4	-0.4	-0.2	-0.1	-0.1	-0.3	-0.3	-0.3	-0.1	0.0	0.0
Exports of goods, interstate }	0.4	0.3	-0.2	-0.5	-0.5	-0.1	0.2	0.3	0.1	0.0	-0.1	-0.1	0.0
Exports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate	-0.2	-0.3	-0.1	0.1	0.3	0.1	-0.3	-0.5	-0.5	-0.3	0.0	0.1	0.0

less Imports of goods and services	5.4	6.3	5.7	4.1	2.4	1.1	1.0	1.9	2.8	3.3	2.9	1.7	0.6

less Imports of goods and services, overseas	2.3	2.9	3.4	3.3	2.8	2.2	1.6	1.4	1.4	1.3	1.2	1.0	1.0
less Imports of goods, overseas	1.6	2.0	2.5	2.6	2.3	1.8	1.2	1.2	1.3	1.1	0.9	0.7	0.6
less Imports of services, less tourism services, overseas	0.5	0.6	0.5	0.4	0.3	0.2	0.2	0.2	0.2	0.1	0.2	0.3	0.3
less Imports of tourism services, overseas	0.2	0.3	0.4	0.3	0.2	0.2	0.1	0.1	0.0	0.0	0.1	0.1	0.1

less Imports of goods and services, interstate	3.1	3.4	2.3	0.8	-0.4	-1.0	-0.5	0.5	1.4	2.1	1.8	0.7	-0.5
less Imports of goods, interstate }	2.7	3.0	2.3	0.9	-0.2	-0.8	-0.4	0.5	1.4	2.0	1.6	0.4	-0.7
less Imports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate	0.4	0.3	0.1	-0.2	-0.2	-0.2	-0.1	0.0	0.0	0.1	0.2	0.3	0.3

Expenditure on gross state product	3.7	4.4	4.7	4.8	5.2	5.3	5.4	5.1	4.5	4.4	4.9	5.3	5.3

Notes: 1. Chain volume measure reference year 2004-05

TABLE 5

Queensland State Accounts, December Quarter 2006

EXPLANATORY NOTES

Overview

The Queensland State Accounts are compiled in accordance with the international standards contained in the System of National Accounts 1993 (SNA93).

Readers interested in more detailed information on the changes to national and state accounts are referred to the following Australian Bureau of Statistics (ABS) information papers:

•	Australian System of National Accounts: Concepts, Sources and Methods (ABS 5216.0);

•	Upgraded Australian National Accounts (ABS 5253.0);

•	Implementation of Revised International Standards in the Australian National Accounts (ABS 5251.0); and

•	Introduction of Chain Volume Measure in the Australian National Accounts (ABS 5248.0).

The broad structure of the Queensland State Accounts is that of a social accounting matrix comprising two regions: Queensland and the Rest of Australia. This enables the appropriate comparison to be made of the performance of Queensland with respect to the performance of the rest of the nation, rather than with Australia as a whole.

For both regions, four fundamental accounts have been specified: domestic (or State) production account, state consumption account, state accumulation account and the external account. The state consumption and accumulation accounts have been further disaggregated into sectoral accounts. These sectoral accounts include household, State and local general government, Commonwealth general government and private and public trading and financial enterprises. This publication reports only on the domestic production accounts of these two regions.

The Queensland State Accounts are designed to allow consolidation of the two regions into the single region of Australia. The Australian National Accounts, produced by the ABS, form a clear national framework and set of estimates, with which the Queensland State Accounts is congruent.

The ABS also produces the Australian National Accounts, National Income, Expenditure and Product. The Queensland State Accounts uses as much Queensland information contained in this ABS publication as is appropriate and relevant. However, since the purpose of the Queensland State Accounts is to measure the structure and performance of the Queensland economy as accurately and comprehensively as possible, it significantly extends the information contained in the Australian National Accounts, National Income, Expenditure and Product series. Since this extension is feasible in the case of a single State, especially one with the statistical resources of Queensland, the Queensland State Accounts is not necessarily bound to agree exactly with any ABS estimates. Nevertheless, the quality of the Australian National Accounts is such that the Queensland State Accounts estimates are generally and routinely benchmarked to them. In all cases, the ABS estimates are taken into strong initial consideration.

The major extension of the domestic production accounts in the Queensland State Accounts system is the addition of estimates of interstate trade in goods and trade in services, including tourism transactions. This enables the system to derive quarterly estimates of gross state product in volume terms. As well, this provides a more comprehensive understanding of Queensland’s overall trade performance, and replaces the more limited understanding provided by the common misperception of overseas State trade as total State trade.

Queensland State Accounts, December Quarter 2006

Methodological issues

As noted below in Definitions and source notes, the estimates in the Queensland State Accounts generally agree with those of the ABS Australian National Accounts, National Income, Expenditure and Product when available, except in cases where the Office of the Government Statistician has improved on, or corrected, ABS estimates.

Differences between the Queensland estimates in the Australian National Accounts, National Income, Expenditure and Product and those in the Queensland State Accounts reflect corrections and improvements in data construction made by the Office of the Government Statistician. These corrections generally arise from data confrontation exercises which involve alternative sources of evidence or information, and which often involve the input of further primary information.

Compensation of employees

The OGS estimate of Compensation of employees (COE) differs from that published by the ABS in Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0). As reported in the September quarter 1994 issue of the Queensland State Accounts, the Office of the Government Statistician (OGS) is of the opinion that the compensation of employees (COE) series published in the ABS 5206.0 substantially under-recorded COE from the period commencing September quarter 1993. As a result, in the period starting with September quarter 1993 and ending December quarter 2001, the average of the quarterly movements in average weekly earnings, and survey of employment and earnings is combined with the number of wage and salary earners to derive the COE series published in the Queensland State Accounts. From March 2002 onwards, the OGS COE series is extrapolated using the quarterly movements in the compensation of employees series published in ABS 5206.0.

Further analysis by the OGS indicates that the June quarter 2005 quarter estimate of COE published in ABS 5206.0 has been underestimated. The movement in implied average earnings is contrary to other measures of earnings in Queensland. The OGS has adjusted the COE estimate for June quarter 2005 to reflect the movement in the wage price index for Queensland.

Gross operating surplus and gross mixed income

The OGS estimate of gross operating surplus and gross mixed income (GOS/GMI) differs from that published by the ABS in Australian National Accounts, State Accounts, 2005-06 (ABS 5220.0) for 2005-06. This difference reflects the OGS using a different methodology to the ABS to allocate the Australian estimate of mining GOS/GMI between Queensland and the Rest of Australia in 2005-06.

Public final demand

In some instances, there are differences between the Queensland State Accounts estimate of Queensland public final demand and those published by the ABS Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0). In these cases, additional information has become available after the release of ABS estimates. The OGS has incorporated this additional information into its estimate of Queensland public final demand. No adjustments have been made to Rest of Australia. As a result, the OGS estimate of public final demand for Rest of Australia is consistent with ABS State Details (ABS 5206.0).

Input-output tables

The Queensland State Accounts and Queensland’s State and regional input-output tables, which are also produced by the Office of the Government Statistician, have been developed in close association, so that these two components of the overall system of State accounts are congruent. An intention is to use the input-output tables to assist in the future reconciliation of the income and expenditure estimates of domestic production in the State, as well as the production based estimates when available.

Queensland State Accounts, December Quarter 2006

Seasonally adjusted and trend estimates

In interpreting movements in quarterly time series, it is useful to recognise and take account of changes due to seasonal and other types of calendar influences. Seasonal effects usually reflect the influences of the seasons themselves, either directly (e.g. farm production) or indirectly, through activity related to them, such as social conventions (e.g. the incidence of holidays), or administrative practices (e.g. the timing of wage and salary payments). Other types of calendar variations may occur as a result of influences such as the number and composition of days in a calendar period, the accounting or the recording procedures adopted, or the incidence of moveable holidays such as Easter. For example, Easter can fall either in the March quarter, the June quarter, or in both quarters.

Movements in a time series can be due to a complex interaction of up to six notional influences. These influences are:

•	the seasonal pattern which reflects the systematically recurring rise (fall) of the quarters;

•	the “trading day” pattern which reflects how the series systematically varies with changes in the composition of the quarters;

•	moving holiday impacts;

•	other systematic calendar related effects;

•	the trend which reflects the fundamental and long-term direction of the series; and

•	the residual/irregular influences which reflect the short-term erratic factors in the series.

Statistical techniques may be used to evaluate the effects on normal and calendar influences operating on a series and to produce seasonally adjusted estimates by the removal of these influences. One of the most widely used seasonal adjustment methods is the X-11 variant of the Census Method 11 Seasonal Adjustment Program and its companion program X-11Q developed by the U.S. Bureau of the Census.

The X-11Q procedure uses an iterative system of moving averages and linear regression techniques to obtain seasonal and other systematic calendar effects. For quarterly series, prior adjustments can be incorporated for moving holidays and trading day adjustments. However, in accordance with the methodology used by the ABS to adjust the Australian National Accounts, it was assumed that the trading day effects on quarterly State Accounts series are likely to be insignificant except in the case of private final consumption expenditure. At each estimation stage, the adverse effects of “extreme” movements are reduced to minimise distortion of extremes. Final estimates of the seasonal effects are combined and divided into the original data series to produce a seasonally adjusted series.

Seasonal adjustment removes the estimated effects of seasonal and other types of calendar variations from the statistical series, so that the effects of other influences can be analysed. However, if a movement is due to short-term irregular factors and not the underlying trend, then the seasonally adjusted estimate may be deficient in estimating reliably the timing, level and turning points in economic activity. Whether a seasonally adjusted series is a good proxy of the trend or not, will depend on the relative contribution of the irregular component to the quarterly movements, compared with the trend contribution. The irregular nature of seasonally adjusted data is not a deficiency of the seasonal adjustment process, but simply reflects the irregular/residual influences present in the original data, as well as the trend component.

Trend estimates may be produced by smoothing out these residual/irregular components of the seasonally adjusted series. The procedure used in the Queensland State Accounts is similar to that used by the ABS and outlined in their publication Information Paper: A Guide to Smoothing Time Series - Estimates of Trends. It is designed to minimise the distortion to trend level, turning point and timing, and is based on the seven term Henderson moving average in the case of quarterly series.

The Henderson procedure is a symmetric moving average that is centred on a point in time. Consequently, there is no phase shift in the resulting smoothed series. However, there are insufficient observations available for the calculation of the last three quarters of a series, when using such a seven quarter moving average. To overcome this end-point problem, a surrogate moving average that approximates the desired symmetric moving average is used.

Queensland State Accounts, December Quarter 2006

Furthermore, in addition to the irregular phenomena of the real world, the effects of measurement errors contribute to the residual/irregular influences. For example, estimates produced from sample surveys can be affected by sampling error. Non-sampling errors may also be associated with series due to deficiencies or errors in reporting, processing and estimation. These measurement errors can also impact on the seasonal and trading day patterns. A smoothed seasonally adjusted or trend estimate will smooth these measurement errors and provide a better estimate of the fundamental trend. Another advantage of the Henderson moving average procedure is that if the seasonal process used has some deficiencies, such that there does remain some residual seasonality, for example some trading-day or some moving holiday variation in the adjusted data, then the trend smoothing process will also dampen their presence.

On the other hand, moving averages used to derive trend estimates cannot distinguish between measurement error and actual irregular occurrences, and both types of irregular movements are smoothed. Thus, the effects of the airline pilot’s dispute on the Queensland economy, which was largely concentrated on tourism activity (both imports and exports, as well as consumption expenditure) in December quarter 1989, is spread over a number of adjacent quarters in the trend estimate of gross state product.

To produce smoothed seasonally adjusted estimates for the Queensland State Accounts seasonal factors are obtained using the X-11Q procedure. In line with the ABS procedure for the adjustments of corresponding Australian series, no prior adjustments for trading day and moving holiday effects are incorporated into the X-11Q procedure. Separate current and chain volume measure seasonal factors are calculated for interstate and foreign imports and exports of tourism services, reflecting the seasonality in the implicit price deflators of these series.

The Queensland State Accounts estimates are compiled by applying a seven term Henderson moving average, using the individual tailored end-weights based on the importance of the irregular variations relative to the movements in the trend of the corresponding Queensland components of the domestic production account. Rest of Australia estimates are derived by deconsolidation. The weights reflect the irregularity of the series being trended.

Differences in the estimates and in assumptions and judgments made in the filtering procedure will result in the seasonally adjusted and trend estimates in the Queensland State Accounts being different to those produced and published by the Australian Bureau of Statistics.

Treatment of tourism activity

It is useful to define and distinguish between the concepts of domestic and national economic transactions, and to consider the nature of a tourist agent. Put simply, the concept of domestic relates to transactions occurring within the confines of a domestic territory (that is, within political frontiers) regardless of who is involved in the transaction, whereas national relates to transactions undertaken by resident economic agents wherever these transactions occur. Thus a national concept may be more appropriate for a country which has a number of residents living and working abroad, or which owns and receives a substantial volume of income from investments in foreign countries.

Given this, tourism transactions may be classified and defined. The World Tourist Organisation in The Determination of the Importance of Tourism as an Economic Activity within the Framework of the National Accounting System defines three concepts of tourism as follows:

•

International tourism: tourism in the country’s domestic territory by non-resident tourism agents and in the rest of the world by resident tourism agents. International tourism as defined by the World Tourist Organisation includes two sub-categories: foreign tourism, i.e. tourism within the country’s domestic territory by non-resident agents; and tourism abroad, i.e. tourism in the rest of the world by resident tourism agents.

•	Domestic tourism: tourism within the country’s domestic territory by resident and non-resident tourism agents.

•	National tourism: tourism in the country’s domestic territory and the rest of the world by resident tourism agents.

Queensland State Accounts, December Quarter 2006

The World Tourist Organisation also defines the type and nature of tourism agents (ignoring short-term tourists or excursionists) as follows:

•	Foreign visitors or visitors from outside the country:

Characteristically, visitors from outside the country:

1) are non-resident agents in the country visited; and

2) do not receive remuneration in the country visited.

Such visitors are defined as,

Persons not residing in the country, irrespective of nationality, who enter the country for purposes other than to earn remuneration in the country visited.

•	National tourists

Such persons are defined as:

Persons residing in the country, irrespective of nationality, who travel to a place situated within the country but other than their usual place of residence, for a period of at least twenty-four hours, or who spend at least one night there, for purposes other than to earn remuneration in the place visited. (In Australia, it is usual to include in this definition a requirement that a journey of at least 40km takes place.)

•	National visitors abroad

The two essential characteristics of such persons are that they:

1) are resident agents travelling outside the domestic territory of their country of residence; and

2) receive no remuneration in the country visited.

They are defined as follows:

Persons resident in the country, irrespective of nationality, travelling to one or more other countries for reasons other than earning remuneration in the country or countries visited.

A critical point to note from these definitions is that tourist agents do not engage in activity outside their domestic territory (or in the case of excursionists, outside their neighbourhood), which could result in remuneration being earned. This means that they do not engage in productive activity nor do they engage in accumulation, in the sense that they purchase capital goods for use in the country they are visiting, except possibly for the purchase of real estate (although this is more likely to be an investment transaction, rather than one relating to tourism). Tourism agents clearly are engaged in a consumption form of activity. That is, they purchase goods and services, such as clothing, souvenirs and minor household durables, which are consumed immediately and cannot be accumulated or used again in a subsequent time period.

Accumulation transactions are defined by the World Tourist Organisation to be tourism gross fixed capital formation, and do not represent direct selling to tourists, but rather represent investment expenditure on physical assets which are used to provide facilities or infrastructure for tourists. However, these transactions can also be classified, more appropriately, by industries of sale or purchase (e.g. construction or recreation). If such expenditures are to be classified as tourism transactions, care must be taken to ensure that they are not double counted as investment expenditure by standard industries.

The essential characteristics of tourism transactions are that they are both consumption transactions and balance of payments transactions (i.e. when tourism transactions involve foreigners or agents from outside the domestic territory where the transactions take place). There are three basic types of tourism transaction: tourism exports, or sales to non-resident tourists within a domestic territory; tourism imports, or sales to resident tourists outside the domestic territory; internal tourism consumption expenditures, or sales to resident tourists within the domestic territory.

Queensland State Accounts, December Quarter 2006

Notes on formulae used

Changes

Last quarter

Change in a variable from one quarter to the next, e.g. the change from September quarter 2006 to December quarter 2006. This is only appropriate in the cases of seasonally adjusted and trend estimates. In the tables, this item is referred to as “quarterly percentage change”.

Same quarter last year

Change in a variable from one quarter to the same quarter in the following year, e.g. the change from December quarter 2005 to December quarter 2006. This provides a measure of annual change. In the tables, this item is referred to as “annual percentage change - quarterly”.

Year-average

Change in a variable from one set of four continuous quarters to the same four quarters in the following year, e.g. the change from the sum or average of March quarter 2005, June quarter 2005, September quarter 2005 and December quarter 2005 to the sum or average of March quarter 2006, June quarter 2006, September quarter 2006 and December quarter 2006. This also provides a measure of annual change. This item is only contained in the summary tables.

Contribution to growth

The contribution of a component of an aggregate series to change in the aggregate from one period to another is give by the formula:

where Ci,t is the percentage point contribution to the change in the aggregate series from time period t-1 to time period t, caused by the change in the ith component of the aggregate series. Series calculated this way are referred to as “quarterly contribution to growth”.

It should be noted that contributions are also calculated for the change from time period t-4 to time period t. Series calculated this way are referred to as “annual contribution to growth - quarterly”.

Queensland State Accounts, December Quarter 2006

Definitions and source notes

These definitions and notes have been constructed from the point of view of the Queensland State Accounts, rather than the Australian National Accounts; that is, they relate to the case of Queensland or to the Rest of Australia, rather than the nation as a whole.

Chain Volume Measures

The chain volume measures appearing in this issue are annually reweighted chained Laspeyres indexes referenced to the current price in a reference year, currently 2004-05. Chained Laspeyres volume measures are compiled by linking together (compounding) movements in volumes, calculated by using the average prices of the previous financial year, and applying the compounded movements to the current price estimates of the reference year. Quarterly chain volume estimates are benchmarked to annual chain volume estimates, so that the quarterly estimates for a financial year sum to the corresponding annual estimate.

Chain volume measures are not generally additive. They do not sum in total, in the way original current price components do. To minimise this impact, the ABS uses the year preceding the last full financial year as the reference year. This approach means that the chain volume measures are additive in the reference year (2004-05) and the quarters following the reference year. However, the chain volume measures are not additive in the quarters preceding the reference year.

Compensation of employees

This term replaces the term “wages, salaries and supplements”. Compensation of employees is the total remuneration, in cash or in kind, payable by an enterprise to an employee in return for work done by the latter during the accounting period.

Gross operating surplus and gross mixed income

Gross operating surplus is a measure of the surplus accruing to owners from processes of production before deducting any explicit or implicit interest charges, rent or other property income payable on financial assets required to carry on the production and before deducting consumption of fixed capital.

Mixed income is the term reserved for the surplus accruing to owners of unincorporated enterprises from the process of production (as defined for gross operating surplus). It was previously described as gross operating surplus – unincorporated enterprises.

The Office of the Government Statistician uses indicators of activity to estimate Queensland’s share of the five components of Australia’s gross operating surplus and mixed income. Since March quarter 2001, State data from the ABS publication Business Indicators: Australia has been used to estimate these shares. These estimates are benchmarked to the annual ABS estimates contained in Australian National Accounts, State Accounts (ABS 5220.0), apart from 2005-06.

Gross State product at factor cost

The sum of compensation of employees, gross operating surplus and gross mixed income.

Taxes less subsidies on production and imports

This term replaces the term “indirect taxes less subsidies”. It consists of ‘taxes less subsidies on products’ and ‘other’ taxes/subsidies on production. Taxes/subsidies on products are payable on goods and services when they are produced or sold by their producers and include taxes/subsidies and duties/subsidies on imports. Other taxes on production consist mainly of taxes on the ownership or use of land, building or other assets used in production, or labour employed or compensation of employees paid.

Queensland State Accounts, December Quarter 2006

    The Queensland State Accounts estimate is compiled using data on State and local government taxes and subsidies on production and imports and an estimate of Commonwealth taxes and subsidies on production and imports levied in Queensland.

Statistical discrepancy (I) and (E)

In line with the ABS practice, an explicit statistical discrepancy has been retained in the Queensland State Accounts. This discrepancy is allocated between the income and expenditure estimates to provide a unique measure of quarterly current gross state product. This is pro-rated from the national estimates to Queensland using gross state product. However, in the Queensland State Accounts the statistical discrepancy (E) has been recorded as a component of gross State expenditure and gross Rest of Australia expenditure.

Gross State product

The estimates of gross state product (GSP) are produced by summing the income components of gross state product: compensation of employees, gross operating surplus, gross mixed income, and taxes less subsidies on production and imports. The expenditure estimate of GSP comprises the summation of household and government consumption, as well capital formation, change in inventories and exports less imports, which in turn is balanced against the income components of GSP (i.e. the expenditure approach).

The method used to obtain the chain volume estimate of GSP could be best described as ‘indirect’ as the only current price estimate of GSP available is obtained by aggregating the incomes accruing from production (i.e. the income approach). It is not possible to satisfactorily deflate such incomes to produce chain volume estimates because they do not comprise readily identifiable price and quantity elements. Consequently, the chain volume estimate of GSP is derived using the expenditure approach.

Household final consumption expenditure

The sum of internal and external consumption expenditure.

Differences between the Australian National Accounts, National Income, Expenditure and Product and the Queensland State Accounts are due primarily to differences in the estimates of net interstate and overseas expenditure by tourists.

Internal consumption expenditure

Outlays, by State resident households and State resident producers of private non-profit services to households, on new durable and non-durable goods and services, less net sales of second-hand goods, within the domestic territory of the State.

This is largely based on the ABS estimate in the Australian National Accounts, National Income, Expenditure and Product.

External consumption expenditure

Outlays, by State resident households on new durable and non-durable goods and services outside the domestic territory of the State. These are expenditures by Queensland resident households engaged in tourism activity interstate or overseas.

These estimates are formed from data contained in the Bureau of Tourism Research National Visitor Survey and the ABS Balance of Payments.

Queensland State Accounts, December Quarter 2006

Private gross fixed capital formation

The total value of private sector producers’ acquisitions, less disposals of fixed assets during the accounting period plus certain additions to the value of non-produced assets realised by the production activity of institutional units.

This is formed by the addition of the components of private investment: dwellings construction, other buildings and structures construction, machinery and equipment, livestock, intangible fixed assets and ownership transfer costs. Definitions of these components may be found in ABS Information Paper, Implementation of Revised International Standards in the Australian National Accounts.

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product.

General government final consumption expenditure

Net expenditure on goods and services by government authorities, except those classified as public enterprises, which does not result in the creation of fixed assets or inventories or in the acquisition of land and existing buildings or second-hand assets. Expenditure on defence assets that are used in a similar fashion to civilian assets is now classified as gross fixed capital formation. Expenditure on weapons of destruction and weapon delivery systems is still classified as final consumption expenditure.

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product apart from 1999-2000 due to, the Office of the Government Statistician treating differently from the ABS the $1.1 billion abnormal return on QSuper trust assets in the current price estimate of government final consumption expenditure.

General government gross fixed capital formation

Expenditure on new fixed assets plus net expenditure on second-hand assets whether for additions or replacements (other than weapons of destruction and weapon delivery systems).

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product, apart from the past four quarters where revised data for State government capital formation were used.

Public enterprises gross fixed capital formation

Expenditure on new fixed assets plus net expenditure on second-hand fixed assets and including both additions and replacements.

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product, apart for the past four quarters. This reflects revised data on capital formation by State public enterprises.

Queensland State Accounts, December Quarter 2006

Changes in inventories

This term replaces the existing term “stocks”. Inventories consist of materials and supplies, work-in-progress, finished goods and goods for resale, and includes all inventories held by government.

Estimates of these components are made by allocating the national inventory activity identified in the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product to Queensland.

Gross state expenditure

The sum of household final consumption expenditure, general government final consumption expenditure, private gross fixed capital formation, public enterprises gross fixed capital formation, general government gross fixed capital formation, change in inventories and the statistical discrepancy (E).

Exports of goods and services, overseas

Sum of exports of goods overseas and exports of services overseas.

Exports of goods, overseas

All transfers of ownership of goods from Queensland residents to residents of overseas countries.

Exports of services, less tourism services, overseas

Sales of services provided by Queensland resident producers to residents of overseas countries, excluding sales to overseas residents visiting Queensland for tourism purposes.

This is estimated for Queensland by calculating its share from the ABS Balance of Payments.

Exports of tourism services, overseas

Sales of services provided by Queensland resident producers to residents of overseas countries visiting Queensland for the purpose of holiday or visiting friends or relatives.

This is estimated using data from the BTR International Visitor Survey and ABS Overseas Arrivals and Departures 3401.0.

Exports of goods and services, interstate

Sum of exports of goods interstate and exports of services interstate.

Exports of goods and services, less tourism services, interstate

The sum of the transfers of ownership of goods from Queensland residents to residents of other States, and the sales of services provided by Queensland resident producers to residents of other States, excluding sales to residents of other States visiting Queensland for tourism purposes.

This is estimated from the ABS Interstate Trade Survey. Exports of goods are estimated by broad commodity group.

Queensland State Accounts, December Quarter 2006

Exports of tourism services, interstate

Sales of services provided by Queensland resident producers to residents of other States visiting Queensland for the purpose of holiday or visiting friends and relatives.

This is estimated using a combination of results from the BTR National Visitor Survey, and BTR Domestic Tourism Monitor, expenditure figures derived using a combination of the Domestic Tourism Expenditure Surveys (1982, 1992), and Queensland Travel and Tourism Corporation’s Queensland Visitors Survey.

Imports of goods and services, overseas

Sum of imports of goods overseas and imports of services overseas.

Imports of goods, overseas

All transfers of ownership of goods from residents of overseas countries to Queensland residents.

Prior to September quarter 1988, estimates in current prices were obtained from the ABS by broad commodity group. The chain volume measures are calculated by deflating the commodity group using national implicit price deflators. From September quarter 1988, the State current price series are obtained from the ABS Foreign Trade by two digit SITC. The chain volume measure is estimated using the national two-digit SITC implicit price deflator. Adjustments to imports of goods, overseas have been also made to Queensland civil aircraft imports to match the corresponding investment series produced by the ABS.

Imports of services, less tourism services, overseas

Sales of services provided by residents of overseas countries to Queensland residents, excluding sales to Queensland residents visiting overseas countries for tourism purposes.

This is estimated for Queensland by calculating its share from the ABS Balance of Payments.

Imports of tourism services, overseas

Sales of services provided by residents of overseas countries to Queensland residents, visiting overseas countries for tourism purposes.

This is estimated for Queensland by calculating its share from the ABS Balance of Payments.

Imports of goods and services, interstate

Sum of imports of goods interstate and imports of services interstate.

Imports of goods and services, less tourism services, interstate

The sum of the transfers of ownership of goods from residents of other states to Queensland residents, and the sales of services provided by residents of other states to Queensland residents, excluding sales to Queensland residents visiting those other states for tourism purposes. This is estimated from the ABS Interstate Trade Survey. The imports of goods are estimated by broad commodity groups.

Queensland State Accounts, December Quarter 2006

Imports of tourism services, interstate

Sales of services provided by resident producers of other states to Queensland residents visiting those other states for tourism purposes.

This is estimated using a combination of results from the Bureau of Tourism Research’s National Visitor’s Survey and expenditure figures derived using a combination of the Domestic Tourism Expenditure Surveys (1982, 1992) and the former Queensland Travel and Tourism Corporation’s Queensland Visitor Survey.

Expenditure on gross state product

The sum of gross state expenditure and exports of goods and services, less imports of goods and services.